UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Fisker Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[●], 2024

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Fisker Inc. (the “Company”). The special meeting will be held on Wednesday, April 24, 2024 at 8:00 a.m., Pacific Time, online via live webcast available at www.virtualshareholdermeeting.com/FSR2024SM2 (such meeting, including any adjournment or postponement thereof, the “Special Meeting”) for the following purposes:

1. To approve, for purposes of the rules of the New York Stock Exchange (the “NYSE”), the potential issuance of more than 19.99% of the outstanding shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), upon conversion of the 2024 Notes as described below (the “Stock Issuance Proposal”);

2. To adopt an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to increase the total number of shares of Class A Common Stock that the Company will have authority to issue from 2,000,000,000 shares to 4,000,000,000 shares (the “Authorized Shares Proposal”); and

3. To adopt an amendment to our Charter to, at the discretion of our Board of Directors (the “Board”), effect a reverse stock split (the “Reverse Stock Split”) with respect to our issued and outstanding Class A Common Stock and Class B common stock, par value $0.00001 per share (“Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and any Common Stock held by the Company as treasury shares, at any time prior to December 31, 2024, at a ratio of 1-for-10 to 1-for-50 (the “Range”), with the ratio within such Range to be determined at the discretion of the Board without further approval or authorization of our stockholders and included in a public announcement (the “Reverse Stock Split Proposal”, and, collectively with the Stock Issuance Proposal and the Authorized Shares Proposal, the “Proposals”).

The forms of amendments implementing the Authorized Shares Proposal and the Reverse Stock Split Proposal are attached to this proxy statement as Annex A and Annex B, respectively.

The Reverse Stock Split Proposal is being submitted to the Company’s stockholders in order to increase the trading price of our Class A Common Stock to meet the minimum per share price requirement for continued listing on the NYSE.

The Stock Issuance Proposal and the Authorized Share Proposal are being submitted to the Company’s stockholders in connection with the transaction described below, which contemplates potential issuances of additional shares of Class A Common Stock by the Company upon conversion of the 2024 Notes (as defined below), which would require approval of our stockholders pursuant to Section 312.03 of the NYSE Listing Manual.

On March 18, 2024, the Company entered into a financing commitment and term sheet (the “Commitment”) with an investor (the “Investor”) providing for the sale of up to $166.67 million in aggregate principal amount of senior secured convertible notes (the “2024 Notes”). The 2024 Notes will have a 10% original issue discount for gross proceeds of up to $150 million (the “Investment Amount”).

The 2024 Notes will be sold pursuant to a definitive securities purchase agreement (the “SPA”) and issued in four tranches, with the first tranche (the “First Tranche”) in an investment amount equal to $35 million and the remaining three tranches (each, an “Additional Draw”) in equal amounts up to the Investment Amount. The Company expects to enter into the SPA (such date, the “SPA Signing Date”) and enter into the First

Tranche on or after April 1, 2024 subject to negotiation and execution of definitive documentation and other applicable closing conditions.

The 2024 Notes will accrue interest at a rate equal to the 3-month secured overnight financing rate (“3-month SOFR”) plus 12% per annum, payable at the Maturity Date (as defined below). In addition, the Company will pay interest on any overdue principal, installments of interest and Undrawn Investment Fees (as defined below) at a rate equal to 3% per annum in excess of the then-applicable interest rate on the 2024 Notes.

A fee to the Investor on the undrawn portion of the Investment Amount will accrue daily until, but excluding, the date of the applicable closing at an interest rate of the 3-month SOFR plus 4% per annum, payable at the Maturity Date (the “Undrawn Investment Fee”). The Undrawn Investor Fee with respect to the First Tranche commenced on the date of the Commitment. The Undrawn Investor Fee with respect of each Additional Draw shall commence upon confirmation or waiver by the Investor of certain closing conditions. In the event that no 2024 Notes are issued by the Maturity Date, the accrued Undrawn Investment Fee will be paid to the Investor in cash on such date.

All amounts due under the 2024 Notes will be convertible at any time, in whole or in part, at the Investor’s option, into shares of Class A Common Stock at the then-applicable Conversion Price (as defined below), plus all accrued and unpaid interest and Undrawn Investment Fees (as defined below) with respect to such portion of such principal amount of Notes, subject to applicable securities laws and exchange limitations.

The conversion price for the 2024 Notes (the “Conversion Price”) will be equal to the Market Price (as defined below) on the SPA Signing Date. However, if the Investor elects to convert the 2024 Notes on the Maturity Date, and the Market Price as of the Maturity Date is lower than the Conversion Price, then the Conversion Price will be reset to such Market Price.

For purposes of the 2024 Notes, “Market Price” will mean the lowest daily volume weighted average price (“VWAP”) for the Class A Common Stock on the NYSE during the five trading day period immediately preceding the applicable date, but in no event greater than the lowest daily VWAP of the Class A Common Stock on the applicable date.

The 2024 Notes will provide for full-ratchet anti-dilution protection and contain standard conversion rate adjustments upon the occurrence of certain events including, but not limited to, dividend payments, change of control, distributions, stock splits, reverse stock splits or combinations.

The 2024 Notes will mature upon the earlier of (i) three (3) months from the date of issuance of the First Tranche, (ii) the effective date of a registration statement for the primary sale of registered securities by the Company, or (iii) July 31, 2024 (such date, the “Maturity Date”).

The number of shares of Class A Common Stock underlying the 2024 Notes cannot be conclusively determined as of the date of this proxy statement. While such number is uncertain, for illustrative purposes, 1,253,157,894 shares of Class A Common Stock are issuable from time to time upon conversion or otherwise under the 2024 Notes, assuming we issue the full amount of the 2024 Notes, any interest and Undrawn Investment Fees are paid in cash, and such 2024 Notes are converted at an illustrative Conversion Price of $0.133 (the closing stock price as of March 19, 2024), which would exceed the threshold set forth under Section 312.03 of the NYSE Listing Manual.

The Board of directors of the Company (the “Board”) has: (a) approved, adopted and ratified the consummation by the Company of the transactions described above and (b) recommended that the Company’s stockholders approve the Proposals at the Special Meeting. Accordingly, the Board recommends that you vote “FOR” each of the Proposals.

The close of business on April 1, 2024 is the record date for determining stockholders who are entitled to receive notice of, and to vote at, the Special Meeting. This Notice of Special Meeting and the accompanying proxy statement are first being distributed on or about [ ], 2024. Our principal executive offices are located at 1888 Rosecrans Avenue, Manhattan Beach, California 90266.

To provide convenient access and promote attendance and participation at the Special Meeting, we will hold the Special Meeting virtually. Stockholders may attend the Special Meeting by logging in at www.virtualshareholdermeeting.com/FSR2024SM2. Please see page 4 of this proxy statement for additional information regarding participation in the Special Meeting.

Your vote is very important to us. Please submit your proxy as soon as possible to ensure that your shares are represented at the Special Meeting.

You can ensure your shares are represented at the Special Meeting if you are a stockholder of record by promptly voting electronically over the Internet or by returning your completed proxy card in the pre-addressed, postage-paid return envelope, or, if your shares are held in street name, by returning your completed voting instruction card to your broker. The proxy is solicited on behalf of the Board.

Sincerely,

Henrik Fisker

Chairman of the Board, President and Chief Executive Officer

i

BACKGROUND

We are furnishing you this proxy statement (the “Proxy Statement”) in connection with a special meeting of the stockholders of the Company that will be held on Wednesday, April 24, 2024 at 8:00 a.m., Pacific Time (such meeting, including any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be conducted online via live webcast.

The Special Meeting can be accessed via the Internet by visiting www.virtualshareholdermeeting.com/FSR2024SM2. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this Proxy Statement.

Unless stated otherwise or the context indicates otherwise, references to “Fisker,” “we,” “us” and “our” are to the business of Fisker Inc., a Delaware corporation, and references to the “Company” are to Fisker Inc. alone.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and variations thereof and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained herein are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” under Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (as supplemented by our other reports subsequently filed with the SEC). Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this proxy statement speak only as of the date of this proxy statement. Except to the extent required under the federal securities laws and rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are answers to some questions that you, as a stockholder, may have regarding the Special Meeting and the Proposals. The Company urges you to carefully read the remainder of this Proxy Statement because the information in this section does not provide all the information that might be important to you with respect to the Special Meeting and the Proposals.

1. Why am I receiving these proxy materials?

You are receiving this Proxy Statement and proxy card from the Company because, at the close of business on April 1, 2024, the record date for the Special Meeting, you were a holder of record of shares of Common Stock of the Company. This Proxy Statement describes the matters that will be presented for your consideration at the Special Meeting. It also gives you information concerning the matters to assist you in making an informed decision. We are calling the Special Meeting to approve the Authorized Shares Proposal, the Reverse Stock Split Proposal and the Stock Issuance Proposal.

2. What am I voting on?

The Company’s stockholders are being asked to approve:

•	for purposes of the rules of the NYSE, the potential issuance of more than 19.99% of the outstanding shares of Class A Common Stock upon conversion of the 2024 Notes;

•	an amendment to the Charter to increase the total number of shares of Class A Common Stock that the Company will have authority to issue from 2,000,000,000 shares to 4,000,000,000 shares; and

•

an amendment to our Charter to, at the discretion of our Board, effect a reverse stock split with respect to our issued and outstanding Common Stock and any Common Stock held by the Company as treasury shares, at any time prior to December 31, 2024, at a ratio of 1-for-10 to 1-for-50, with the ratio within such Range to be determined at the discretion of the Board without further approval or authorization of our stockholders and included in a public announcement.

The forms of amendment implementing the Authorized Shares Proposal and Reverse Stock Split Proposal are attached to this Proxy Statement as Annex A and Annex B, respectively.

3. What will happen if the Proposals are not approved?

Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the NYSE, a maximum of 19.99% of the outstanding shares of our Class A Common Stock on the SPA Signing Date will be issuable upon conversion or otherwise pursuant to the terms of the 2024 Notes. Until stockholder approval is obtained, any share issuances that will be required pursuant to the terms of the 2024 Notes in excess of 19.9% of the number of shares of common stock outstanding on the SPA Signing Date (or otherwise limited by NYSE rules and regulations) will be cash settled according to standard market price formulation. If we are unable to obtain approval of the Authorized Shares Proposal, we will be unable to issue shares of Class A Common Stock upon conversion of the 2024 Notes to the extent such issuance would exceed the total number of shares authorized pursuant to our Charter.

If we are unable to issue shares of Class A Common Stock upon conversion of the 2024 Notes, on the terms currently contemplated, we may consider strategic alternatives to strengthen our liquidity position. These alternatives may include (subject to market conditions) capital markets transactions, repurchases, redemptions, exchanges or other refinancings of our existing debt, in or out of court restructurings, the potential issuance of equity securities, the potential sale of additional assets and businesses and/or other strategic transactions and/or other measures. These alternatives involve significant uncertainties, potential significant delays, costs and other risks, and there can be no assurance that any of these alternatives will be available on acceptable terms, or at all, in the current market environment or in the foreseeable future.

If we are unable to obtain approval of the Reverse Stock Split Proposal, we may be unable to maintain the listing of our common stock on the NYSE, which could adversely affect the liquidity and marketability of our common stock.

4. Does the Board and the Company’s management support the Proposals?

The Board and the Company’s management support the Proposals and believe them to be in the best interests of the Company and our stockholders. Pursuant to that certain voting agreement dated as of March 18, 2024, entered into by and between Fisker and certain stockholders representing the majority of the voting power (the “Voting Agreement”), certain stockholders of the Company have agreed that they will vote in favor of the Stock Issuance Proposal and the Authorized Share Proposal. As a result of these commitments, we expect that the Proposals will receive a sufficient number of votes at the Special Meeting to ensure that they are each approved. If the Proposals are not approved, we may need to consider other alternatives that may or may not be available to us to strengthen our liquidity position. These alternatives may include (subject to market conditions) capital markets transactions, repurchases, redemptions, exchanges or other refinancings of our existing debt, in or out of court restructurings, the potential issuance of equity securities, the potential sale of additional assets and businesses, or other strategic transactions and measures. These alternatives involve significant uncertainties, potential significant delays, costs and other risks, and there can be no assurance that any of these alternatives will be available on acceptable terms, or at all, in the current market environment or in the foreseeable future.

The Board recommends that you vote in favor of the Proposals at the Special Meeting.

5. How will the Special Meeting be conducted?

The Special Meeting will be conducted online via live webcast. Stockholders may attend the meeting regardless of location.

6. How can I participate in the Special Meeting?

The Special Meeting will be conducted virtually via live webcast available at www.virtualshareholdermeeting.com/FSR2024SM2. You are entitled to participate in the Special Meeting if you were a stockholder on April 1, 2024 (the “Record Date”) or hold a valid proxy for the Special Meeting.

To be admitted to the Special Meeting via live webcast, you must enter the 16-digit control number found next to the label “Control Number” on your Notice/proxy card. If you do not have your 16-digit control number, you will be able to login as a guest but will not be able to vote your shares during the Special Meeting.

You may begin to log in to the meeting platform beginning at 7:45 a.m., Pacific Time, on April 24, 2024. The meeting will begin promptly at 8:00 a.m., Pacific Time, on April 24, 2024.

7. What if I experience technical difficulties?

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted on the Virtual Stockholder Meeting log in page. Technical support will be available starting at 7:45 a.m., Pacific Time on April 24, 2024.

8. Who is entitled to vote at the Special Meeting?

Stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend and participate, and to vote at the Special Meeting. At the close of business on the Record Date, there were [●] shares of Class A Common Stock and 132,354,128 shares of Class B Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials will be sent directly to you by Fisker.

Beneficial Owner of Shares Held in Street Name: Shares Registered in the Name of a Broker or Nominee

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name” and the Notice or these proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Special Meeting. Beneficial owners must obtain a valid proxy from the organization that holds their shares and present it to Computershare at least three business (3) days in advance of the Special Meeting.

9. Who is soliciting my vote pursuant to this Proxy Statement and who will bear the cost of this proxy solicitation?

The proxy for the Special Meeting is being solicited on behalf of our Board. We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. We do not expect to, but have the option to, retain a proxy solicitor. If you choose to access the proxy materials or vote via the Internet or by phone, you are responsible for any Internet access or phone charges you may incur.

10. How can I vote my shares of Common Stock at the Special Meeting?

You may vote by mail or follow any alternative voting procedure (such as telephone or internet voting) described on your proxy card. To use an alternative voting procedure, follow the instructions on each Notice and/or proxy card that you receive. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may:

•	vote by telephone or through the internet—in order to do so, please follow the instructions shown on your Notice or proxy card;

•

vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the pre-paid envelope provided; or

•

vote in person at the Special Meeting virtually—you may virtually attend and participate in the Special Meeting online at www.virtualshareholdermeeting.com/FSR2024SM2 and vote your shares electronically before the polls close during the Special Meeting. To participate and vote in the Special Meeting, you will need your 16-digit control number.

Votes submitted by telephone or through the internet must be received by 11:59 p.m. Eastern Time, on April 23, 2024. Submitting your proxy, whether by telephone, through the internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend and participate in the meeting virtually.

Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. Your vote is important. To ensure that your vote is counted, complete and mail the voting instruction card provided by your brokerage firm, bank, or other nominee as directed by your nominee. To electronically vote in person at the meeting online, you must obtain a legal proxy from your nominee. Follow the instructions from your nominee included with our proxy materials or contact your nominee to request a proxy form. Your vote is important. Whether or not you plan to participate in the Special Meeting, we urge you to vote by proxy to ensure that your vote is counted.

11. What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal to be voted on at the Special Meeting. Your shares will be voted as you specifically instruct. If you sign your proxy card without giving specific instructions on how your shares are to be voted at the Special Meeting, your shares will be voted in accordance with the recommendation of the Board in favor of each Proposal presented at the Special Meeting.

12. Can I change or revoke my vote after I return my proxy card?

You may change your vote or revoke your proxy at any time prior to the taking of the vote or the polls closing at the Special Meeting.

If you are the stockholder of record, you may change your vote by:

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•	providing a written notice of revocation to Fisker’s Corporate Secretary at Fisker Inc., 1888 Rosecrans Avenue, Manhattan Beach, California 90266, prior to your shares being voted; or

•

participating in the Special Meeting and voting electronically online at www.virtualshareholdermeeting.com/FSR2024SM2. Participation alone at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically vote during the meeting online at www.virtualshareholdermeeting.com/FSR2024SM2.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

13. What vote is required for approval of the Proposals?

The Company’s bylaws (the “Bylaws”) provide that the holders of a majority in voting power of the issued and outstanding shares of the capital stock of the Company and entitled to vote at the Special Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Special Meeting. Shares that are authorized to be voted on or to abstain on any matter presented at the Special Meeting, or that are held by stockholders who are present at the Special Meeting, are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Special Meeting. If you hold your Class A Common Stock or Class B Common Stock through a broker, the broker may be prevented from voting shares held in your brokerage account if you have not given the broker voting instructions with respect to your shares (resulting in what is referred to as a “broker non-vote”). Thus, it is important that you vote your shares to ensure that they are represented on all matters presented at the Special Meeting. For each of the proposals, the voting standard that will be applied to determine whether the proposals have been adopted, the Board’s recommendation, and treatment of abstentions and broker non-votes are as follows:

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions	Expected Treatment of Broker Non-Votes
Proposal 1 – Stock Issuance Proposal	FOR	Majority in voting power of votes cast by holders of Common Stock	No effect	No effect

Proposal 2 – Authorized Shares Proposal	FOR	Majority in voting power of the issued and outstanding shares of Common Stock	Same effect as a vote AGAINST the Proposal	Same effect as a vote AGAINST the Proposal

Proposal 3 – Reverse Stock Split Proposal	FOR	Majority in voting power of the issued and outstanding shares of Common Stock	Same effect as a vote AGAINST the Proposal	Same effect as a vote AGAINST the Proposal

14. Am I entitled to dissenters’ rights or appraisal rights?

None of the Company’s stockholders are entitled to dissenters’ or appraisal rights with respect to any of the Proposals being submitted to the stockholders at the Special Meeting.

15. What happens if I do not respond or if I respond and fail to indicate my voting preference?

If you fail to attend the Special Meeting or are not represented by proxy at the Special Meeting, your shares will not be counted toward establishing a quorum for the Special Meeting, which requires that stockholders holding at least a majority of the voting power of the shares of our issued and outstanding Class A Common Stock and our Class B Common Stock (voting together as a single class), entitled to vote are present at the Special Meeting or represented by proxy.

If you respond and do not indicate your voting preference, your shares will be voted in accordance with the recommendation of the Board in favor of each Proposal presented at the Special Meeting.

16. Can I vote on other matters?

The Special Meeting has been called only to consider and vote on the approval of the Proposals. Under the Bylaws, no other matters may be considered at the Special Meeting if they are not included in this Proxy Statement, which serves as the notice of the Special Meeting.

17. Why were my proxy materials included in the same envelope as other people at my address?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”

Brokers with account holders who are Fisker stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or Fisker that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Fisker Inc., 1888 Rosecrans Avenue, Manhattan Beach, California 90266 or (3) contact our Investor Relations department by email at fisker_ir@fiskerinc.com. Stockholders who receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered.

18. What do I need to do now?

We urge you to read this Proxy Statement carefully and then either vote online at www.virtualshareholdermeeting.com/FSR2024SM2 by following the voting instructions on the proxy card or mail your dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted in connection with the Special Meeting.

19. Who can help answer my other questions?

If you have more questions on the Proposals or voting, or if you need additional copies of this Proxy Statement or the enclosed proxy card you should contact Fisker’s Corporate Secretary at Fisker Inc., 1888 Rosecrans Avenue, Manhattan Beach, California 90266.

PURPOSE OF THE SPECIAL MEETING; BACKGROUND OF THE PROPOSALS

Background

Fisker is building a technology-enabled, capital-light automotive business model that we believe will be among the first of its kind and aligned with the future state of the automotive industry. This involves innovations in vehicle development, customer experience, and sales and service that improve the personal mobility experience through technological innovation, ease of use and flexibility. The Company brings the legendary design and product development expertise of Henrik Fisker—the visionary behind such iconic vehicles as the BMW Z8 sports car and the famed Aston Martin DB9 and V8 Vantage—to deliver high quality, sustainable, affordable electric vehicles that create a strong emotional connection with customers. Central to our business model is the Fisker Flexible Platform Agnostic Design, a proprietary process that allows the design and development of a vehicle to be adapted to any given EV platform in the specific segment size. The process focuses on creating industry leading vehicle designs that can be adapted to match the crucial hard points on an EV platform initially developed by a third-party. This, combined with rapid decision-making, focused supply chain management and outsourced manufacturing, reduces development cost and time to market, creating a new business model for the industry and one that gives Fisker a significant advantage in bringing vehicles to market faster, more efficiently, and with more modern and advanced technology than many competitors.

Fisker has produced approximately 1,000 vehicles in 2024 through March 15, and has delivered approximately 1,300 globally in that same timeframe.

The company has approximately 4,700 vehicles in its current inventory, carried over from 2023 and including 2024 production. While it has not completed an NRV analysis for 2024, Fisker believes the completed vehicle value for its inventory as of March 15, 2024, is in excess of $200 million.

Fisker will pause production for six weeks starting the week of March 18, 2024, to align inventory levels and progress strategic and financing initiatives.

Transaction

On March 18, 2024, the Company entered into a financing commitment and term sheet with an investor providing for the sale of up to $166.67 million in aggregate principal amount of senior secured convertible notes. The 2024 Notes will have a 10% original issue discount for gross proceeds of up to $150 million.

The 2024 Notes will be sold pursuant to a definitive securities purchase agreement and issued in four tranches, with the first tranche in an investment amount equal to $35 million and the remaining three tranches in equal amounts up to the Investment Amount. The Company expects to enter into the SPA and issue the First

Tranche on or after April 1, 2024, subject to negotiation and execution of definitive documentation and other applicable closing conditions

The 2024 Notes will accrue interest at a rate equal to the 3-month secured overnight financing rate plus 12% per annum, payable at the Maturity Date. In addition, the Company will pay interest on any overdue principal, installments of interest and Undrawn Investment Fees at a rate equal to 3% per annum in excess of the then-applicable interest rate on the 2024 Notes.

A fee to the Investor on the undrawn portion of the Investment Amount will accrue daily until, but excluding, the date of the applicable closing at an interest rate of the 3-month SOFR plus 4% per annum, payable at the Maturity Date. The Undrawn Investor Fee with respect to the First Tranche commenced on the date of the Commitment. The Undrawn Investor Fee with respect of each Additional Draw shall commence upon confirmation or waiver by the Investor of certain closing conditions. In the event that no 2024 Notes are issued by the Maturity Date, the accrued Undrawn Investment Fee will be paid to the Investor in cash on such date.

All amounts due under the 2024 Notes will be convertible at any time, in whole or in part, at the Investor’s option, into shares of Class A Common Stock at the then-applicable Conversion Price, plus all accrued and unpaid interest and Undrawn Investment Fees with respect to such portion of such principal amount of Notes, subject to applicable securities laws and exchange limitations.

The conversion price for the 2024 Notes will be equal to the Market Price on the SPA Signing Date. However, if the Investor elects to convert the 2024 Notes on the Maturity Date, and the Market Price as of the Maturity Date is lower than the Conversion Price, then the Conversion Price will be reset to such Market Price.

For purposes of the 2024 Notes, “Market Price” will mean the lowest daily volume weighted average price for the Class A Common Stock on the NYSE during the five trading day period immediately preceding the applicable date, but in no event greater than the lowest daily VWAP of the Class A Common Stock on the applicable date.

The 2024 Notes will provide for full-ratchet anti-dilution protection and contain standard conversion rate adjustments upon the occurrence of certain events including, but not limited to, dividend payments, change of control, distributions, stock splits, reverse stock splits or combinations.

The 2024 Notes will mature upon the earlier of (i) three (3) months from the date of issuance of the First Tranche, (ii) the effective date of a registration statement for the primary sale of registered securities by the Company, and (iii) July 31, 2024.

The number of shares of Class A Common Stock underlying the 2024 Notes cannot be conclusively determined as of the date of this proxy statement. While such number is uncertain, for illustrative purposes, 1,253,157,894 shares of Class A Common Stock are issuable from time to time upon conversion or otherwise under the 2024 Notes, assuming we issue the full amount of the 2024 Notes, any interest and Undrawn Investment Fees are paid in cash, and such 2024 Notes are converted at an illustrative Conversion Price of $0.133 (the closing stock price as of March 19, 2024), which would exceed the threshold set forth under Section 312.03 of the NYSE Listing Manual.

Recommendation of the Board

The Board (a) approved, adopted and ratified the consummation by the Company of the transactions described above; and (b) recommended that the Company’s stockholders approve the Proposals at the Special Meeting.

The Board recommends that you vote “FOR” each of the Proposals.

PROPOSAL 1—THE STOCK ISSUANCE PROPOSAL

The Board approved and recommends that the Company’s stockholders adopt a proposal to approve, for purposes of the rules of NYSE, the potential issuance of more than 19.99% of the outstanding shares, of Class A Common Stock upon conversion of the 2024 Notes. The number of shares of Class A Common Stock underlying the 2024 Notes cannot be conclusively determined as of the date of this proxy statement. While such number is uncertain, for illustrative purposes, 1,253,157,894 shares of Class A Common Stock are issuable from time to time upon conversion or otherwise under the 2024 Notes, assuming we issue the full amount of the 2024 Notes, any interest and Undrawn Investment Fees are paid in cash, and such 2024 Notes are converted at an illustrative Conversion Price of $0.133 (the closing stock price as of March 19, 2024), which would exceed the threshold set forth under Section 312.03 of the NYSE Listing Manual.

Reason for Request for Stockholder Approval

The Class A Common Stock is listed on NYSE and, as a result, the Company is subject to the rules and regulations of NYSE. Section 312.03 of the NYSE Listing Manual requires an issuer to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions, if, among other things: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock.

The approval of the Company’s stockholders is required because, in the event that the Investor elects to convert the 2024 Notes, the Company will be required to issue more than 19.99% of its currently outstanding Class A Common Stock in connection therewith.

The additional shares of Class A Common Stock that are proposed to be issued upon conversion of the 2024 Notes will have the same rights and privileges as the shares of Class A Common Stock currently authorized and outstanding. Holders of Common Stock are not entitled to preemptive rights to purchase Class A Common Stock or other securities or to cumulative voting rights in relation to the proposed issuance of shares of Class A Common Stock in connection with the conversion described above.

The Board believes that authorizing the issuance of additional shares of Class A Common Stock upon conversion of the 2024 Notes is fair to and in the best interests of the Company and the Company’s stockholders. For more information on the 2024 Notes and the transaction generally, see, “Purpose of the Special Meeting; Background of the Proposals.”

Effect of Vote in Favor for the Stock Issuance Proposal

A vote in favor of the Stock Issuance Proposal is a vote in favor of approving, for purposes of the rules of the NYSE, the issuance of shares of Class A Common Stock upon conversion of the 2024 Notes in an amount that exceeds 19.99% of its currently outstanding Class A Common Stock before the issuance of the Class A Common Stock upon conversion of the 2024 Notes. Approval of the Stock Issuance Proposal will allow us to, subject to the satisfaction of other conditions (including the approval of the Authorized Shares Proposal), issue shares of Class A Common Stock upon conversion of the 2024 Notes.

Approval of the Stock Issuance Proposal will not affect the rights of current holders of outstanding shares of Class A Common Stock. Approval will, however, allow us to, subject to the satisfaction of other conditions, issue a significant number of additional shares of Class A Common Stock. In the event that the 2024 Notes are converted into shares of Class A Common Stock, the issuance of such shares is expected to cause a significant dilution in the relative percentage interests of our current stockholders. Sales of substantial amounts of Class A Common Stock in the public market, or the perception that these sales could occur, coupled with the increase in the outstanding number of shares of Class A Common Stock relative to shares of Class A Common Stock currently outstanding, could cause the market price of Class A Common Stock to decline. See “Security Ownership of Certain Beneficial Owners and Management” and “Risk Factors.”

Effect of Not Obtaining Required Vote for Approval of the Stock Issuance Proposal

If we are unable to obtain approval of the Stock Issuance Proposal, we will be unable to issue shares of Class A Common Stock upon conversion of the 2024 Notes, as applicable, to the extent such issuance would exceed 19.99% of the outstanding shares of our Class A Common Stock. If we are unable to issue shares of Class A Common Stock upon conversion of the 2024 Notes, as applicable, on the terms currently contemplated, we may consider strategic alternatives to strengthen our liquidity position. These alternatives may include (subject to market conditions) capital markets transactions, repurchases, redemptions, exchanges or other refinancings of our existing debt, in or out of court restructurings, the potential issuance of equity securities, the potential sale of additional assets and businesses and/or other strategic transactions and/or other measures. These alternatives involve significant uncertainties, potential significant delays, costs and other risks, and there can be no assurance that any of these alternatives will be available on acceptable terms, or at all, in the current market environment or in the foreseeable future.

Required Vote

Approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast by holders of Common Stock. Abstentions and broker non-votes, if any, will have no effect on the vote on the Stock Issuance Proposal.

Pursuant to the Voting Agreement, certain stockholders of the Company have agreed that they will vote in favor of the Stock Issuance Proposal. As a result of these commitments, we expect that the Stock Issuance Proposal will receive a sufficient number of votes at the Special Meeting to ensure that it is approved.

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

PROPOSAL 2—THE AUTHORIZED SHARES PROPOSAL

The Board approved, declared advisable and recommends that the Company’s stockholders approve a proposal to amend the Charter, in the form attached to this Proxy Statement as Annex A, to increase the total number of shares of Class A Common Stock that the Company will have authority to issue from 2,000,000,000 shares to 4,000,000,000 shares.

Reason for Request for Stockholder Approval

Article IV of the Charter currently authorizes the Company to issue 2,165,000,000 shares of total capital stock, comprising 2,000,000,000 shares of Class A Common Stock, 150,000,000 shares of Class B Common Stock and 15,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). At the close of business on the Record Date, there were [●] shares of Class A Common Stock outstanding.

The increase in authorized shares of Class A Common Stock will enable the Company to have the reserves required pursuant to the terms of the 2024 Notes. We have not proposed the increase in the authorized number of shares of Class A Common Stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

The form of amendment implementing the Authorized Share Proposal is attached to this Proxy Statement as Annex A.

Effect of Vote in Favor of the Authorized Shares Proposal

If the Authorized Shares Proposal is approved by the Company’s stockholders, the Company intends to file an amendment to its Charter with the Secretary of State of Delaware as soon as practicable thereafter. The Board may, at any time prior to effectiveness, abandon such amendment without further action by the stockholders or the Board (even if the requisite stockholder vote is obtained).

Adoption of the amendment to the Charter would increase the number of shares of Class A Common Stock that the Company will have authority to issue from 2,000,000,000 to 4,000,000,000 shares and, as a result, increase the number of shares of capital stock that the Company will have authority to issue from 2,165,000,000 shares to 4,165,000,000. The number of shares of Class B Common Stock and Preferred Stock that the Company is authorized to issue would remain 150,000,000 shares and 15,000,000 shares, respectively. The amendment to the Charter would amend and restate the text of Article IV of the Charter to read in full as follows:

“The total number of shares of all classes of stock that the Corporation has authority to issue is 4,165,000,000, consisting of three classes: 4,000,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), 150,000,000 shares of Class B Common stock, $0.00001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 15,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

The additional shares of Class A Common Stock authorized by the amendment to the Charter would become part of the existing class of the Class A Common Stock and, if and when issued, would have the same rights and privileges as the shares of Class A Common Stock currently authorized and outstanding. The amendment to the Charter will not affect the par value of the Class A Common Stock, which will remain at $0.00001 per share. The additional shares of Class A Common Stock authorized by the amendment to the Charter would not (and the shares of Class A Common Stock currently outstanding do not) entitle the holders thereof to preemptive rights to purchase Class A Common Stock or other securities or to cumulative voting rights.

Approval of the Authorized Shares Proposal will allow us to, subject to the satisfaction of other conditions (including the approval of the Stock Issuance Proposal), have the reserves required pursuant to the terms of the 2024 Notes to issue the shares of Class A Common Stock underlying the 2024 Notes.

Effect of Not Obtaining Required Vote for Approval of the Authorized Shares Proposal

If we are unable to obtain approval of the Authorized Shares Proposal, we will be unable to issue shares of Class A Common Stock upon conversion of the 2024 Notes to the extent such issuance would exceed the total number of shares authorized pursuant to our Charter. If we are unable to issue shares of Class A Common Stock upon conversion of the 2024 Notes, as applicable, on the terms currently contemplated, we may consider strategic alternatives to strengthen our liquidity position. These alternatives may include (subject to market conditions) capital markets transactions, repurchases, redemptions, exchanges or other refinancings of our existing debt, in or out of court restructurings, the potential issuance of equity securities, the potential sale of additional assets and businesses and/or other strategic transactions and/or other measures. These alternatives involve significant uncertainties, potential significant delays, costs and other risks, and there can be no assurance that any of these alternatives will be available on acceptable terms, or at all, in the current market environment or in the foreseeable future.

Required Vote

The Authorized Share Proposal will be adopted if it is approved by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Common Stock entitled to vote thereon. Abstentions and broker non-votes, if any, will have the same effect as a vote AGAINST the Authorized Shares Proposal.

Pursuant to the Voting Agreement, certain stockholders of the Company have agreed that they will vote in favor of the Authorized Share Proposal. As a result of these commitments, we expect that the Authorized Share Proposal will receive a sufficient number of votes at the Special Meeting to ensure that it is approved.

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE AUTHORIZED SHARES PROPOSAL.

PROPOSAL 3—THE REVERSE STOCK SPLIT PROPOSAL

Article IV of the Charter currently authorizes the Company to issue 2,165,000,000 shares of total capital stock, comprising 2,000,000,000 shares of Class A Common Stock, 150,000,000 shares of Class B Common Stock and 15,000,000 shares of Preferred Stock.

Our Board has approved, subject to stockholder approval, an amendment to the Charter to, at the discretion of the Board, effect the Reverse Stock Split of our Common Stock at a ratio of 1-for-10 to 1-for-50, including any shares held by the Company as treasury shares, at any time prior to December 31, 2024, with the exact ratio within such Range to be determined by our Board at its discretion without further approval or authorization of our stockholders and included in a public announcement. The primary goal of the Reverse Stock Split is to increase the per share market price of our Common Stock to meet the minimum per share price requirements for continued listing on the NYSE. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

If the Reverse Stock Split Proposal is approved by our stockholders and the Reverse Stock Split is effected, up to every 50 shares of our outstanding Common Stock would be combined and reclassified into one (1) share of Common Stock.

The Reverse Stock Split, if effected, will not change the number of authorized shares of our Common Stock or Preferred Stock, or the par value of our Common Stock or Preferred Stock.

The actual timing for implementation of the Reverse Stock Split would be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders, but must be implemented before December 31, 2024. Notwithstanding approval of the Reverse Stock Split Proposal by our stockholders, the Board will have the sole authority to elect whether or not and when to amend our Charter to effect the Reverse Stock Split. If the Reverse Stock Split Proposal is approved by our stockholders, the Board will make a determination as to whether effecting the Reverse Stock Split is in the best interests of the Company and its stockholders in light of, among other things, our ability to increase the trading price of our Class A Common Stock to meet the minimum stock price standards of the NYSE without effecting the Reverse Stock Split, the per share price of the Class A Common Stock immediately prior to the Reverse Stock Split and the expected stability of the per share price of the Class A Common Stock following the Reverse Stock Split. If the Board determines that it is in the best interests of the Company and its stockholders to effect the Reverse Stock Split, it will determine the ratio of the Reverse Stock Split. For additional information concerning the factors the Board will consider in deciding whether to effect the Reverse Stock Split, see “—Determination of the Reverse Stock Split Ratio” and “—Board Discretion to Effect the Reverse Stock Split.”

The text of the proposed amendment to our Charter to effect the Reverse Stock Split is included as Annex B to this Proxy Statement. If the Reverse Stock Split Proposal is approved by our stockholders, we will have the authority to file such Charter amendment with the Secretary of State of the State of Delaware, which will become effective upon its filing or the effective time set forth in the amendment. The Board has determined that the amendment is advisable and in the best interests of the Company and its stockholders and has submitted the amendment for consideration by our stockholders at the Special Meeting.

Reason for the Reverse Stock Split Proposal

We are submitting this proposal to our stockholders for approval in order to increase the trading price of our Class A Common Stock to meet the minimum per share bid price requirement for continued listing on the NYSE. We believe increasing the trading price of our Class A Common Stock may also assist in our capital-raising efforts by making our Class A Common Stock more attractive to a broader range of investors. Accordingly, we believe that the Reverse Stock Split is in our stockholders’ best interests.

We believe that the Reverse Stock Split, if necessary, is our best option to meet the criteria to satisfy the minimum per share bid price requirement for continued listing on the NYSE. The NYSE requires, among other criteria, that the Company maintain a continued price of at least $1.00 per share. On the Record Date, the last reported sale price of our Class A Common Stock on the NYSE was $[ ] per share. A decrease in the number of outstanding shares of our Class A Common Stock resulting from the Reverse Stock Split should, absent other factors, assist in ensuring that the per share market price of our Class A Common Stock remains above the requisite price for continued listing. However, we cannot provide any assurance that our minimum bid price would remain over the minimum bid price requirement of the NYSE following the Reverse Stock Split.

In addition, as noted above, we believe that the Reverse Stock Split and the resulting increase in the per share price of our Class A Common Stock could encourage increased investor interest in our Class A Common Stock and promote greater liquidity for our stockholders. A greater price per share of our Class A Common Stock could allow a broader range of institutions to invest in our Class A Common Stock (namely, funds that are prohibited or discouraged from buying stocks with a price below a certain threshold), potentially increasing marketability, trading volume and liquidity of our Class A Common Stock. Many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. We believe that the Reverse Stock Split will provide flexibility to make our Class A Common Stock a more attractive investment for these institutional investors, which we believe will enhance the liquidity for the holders of our Class A Common Stock and may facilitate future sales of our Class A Common Stock. The Reverse Stock Split could also increase interest in our Class A Common Stock for analysts and brokers who may otherwise have policies that discourage or prohibit them in following or recommending companies with low stock prices. Additionally, because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Class A Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Effect of Vote in Favor of the Reverse Stock Split Proposal

Effects of the Reverse Stock Split on Issued and Outstanding Shares. If the Reverse Stock Split is effected, it will reduce the total number of issued and outstanding shares of Common Stock, including any shares held by the Company as treasury shares, by a Reverse Stock Split ratio of 1-for-10 to 1-for-50. Accordingly, each of our stockholders will own fewer shares of Common Stock as a result of the Reverse Stock Split. However, the Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would result in fractional shares in the Reverse Stock Split, which will be cashed out as described below. Therefore, voting rights and other rights and preferences of the holders of Common Stock will not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable, and the par value per share of common stock will remain $0.00001.

As of the Record Date, approximately [ ] shares of our Common Stock were outstanding including [ ] shares of our Class A Common Stock and 132,354,128 shares of our Class B Common Stock. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1-for-30, the number of issued and outstanding shares of Common Stock after the Reverse Stock Split would be approximately [ ] shares, including [ ] shares of Class A Common Stock.

Effects of the Reverse Stock Split on Outstanding Equity Awards and Plans. If the Reverse Stock Split is effected, the terms of equity awards granted under our 2020 Equity Incentive Plan (“EIP”) and 2020 Employee Stock Purchase Plan (“ESPP”, and together with the EIP, the “Equity Plans”), including the per share exercise price of options and the number of shares issuable under such options, will be proportionally adjusted to maintain their economic value, subject to adjustments for any fractional shares as described herein. In addition, the total number of shares of Class A Common Stock that may be the subject of future grants under the Equity Plans, as well as any plan limits on the size of such grants will be adjusted and proportionately decreased as a result of the Reverse Stock Split.

Effects of the Reverse Stock Split on Voting Rights. Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). For example, a holder of 1% of the voting power of the outstanding Common Stock immediately prior to the effective time of the Reverse Stock Split would continue to hold 1% of the voting power of the outstanding Common Stock after the Reverse Stock Split (other than as a result of the treatment of fractional shares).

Effects of the Reverse Stock Split on Regulatory Matters. We are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect our obligation to publicly file financial and other information with the SEC.

Effects of the Reverse Stock Split on Authorized Share Capital. The total number of shares of capital stock that we are authorized to issue will not be affected by the Reverse Stock Split.

Effects of the Reverse Stock Split on the Number of Shares of Common Stock Available for Future Issuance. By reducing the number of shares outstanding without reducing the number of shares of available but unissued Common Stock, the Reverse Stock Split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.

Although the Reverse Stock Split would not have any dilutive effect on our stockholders, the Reverse Stock Split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion. The Board from time to time may deem it to be in the best interests of the Company to enter into transactions and other ventures that may include the issuance of shares of our common stock. If the Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of our existing stockholders may be greater than would occur had the Reverse Stock Split not been effected.

Treatment of Fractional Shares in the Reverse Stock Split

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the closing price of our Class A Common Stock on the NYSE on the date on which the effective time of the Reverse Stock Split occurs. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders may reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

With respect to awards granted under the Equity Plans, the number of shares of Common Stock issuable thereunder will be rounded down to the nearest whole share of Common Stock, in order to comply with the requirements of Sections 409A and 424 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Determination of the Reverse Stock Split Ratio

The Board believes that stockholder approval of a range of potential Reverse Stock Split ratios is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be not more than 1-for-50.

The selection of the specific Reverse Stock Split ratio will be based on several factors, including, among other things:

•	our ability to maintain the listing of our Class A Common Stock on the NYSE;

•	the per share price of our Class A Common Stock immediately prior to the Reverse Stock Split;

•	the expected stability of the per share price of our Class A Common Stock following the Reverse Stock Split;

•	the likelihood that the Reverse Stock Split will result in increased marketability and liquidity of our Class A Common Stock;

•	prevailing market conditions;

•	general economic conditions in our industry; and

•	our market capitalization before and after the Reverse Stock Split.

We believe that granting our Board the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If the Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Reverse Stock Split ratio.

Board Discretion to Effect the Reverse Stock Split

If the Reverse Stock Split Proposal is approved by our stockholders, the Reverse Stock Split will only be effected upon a determination by the Board, in its sole discretion, that filing the Charter amendment to effect the Reverse Stock Split is in the best interests of our Company and stockholders. This determination by the Board will be based upon a variety of factors, including those discussed under “—Determination of the Reverse Stock Split Ratio” above. We expect that the primary focus of the Board in determining whether or not to file the Reverse Stock Split Charter amendment will be whether we will be able to obtain and maintain a continued price of at least $1.00 per share of our Class A Common Stock on the NYSE without effecting the Reverse Stock Split.

Effective Time of the Reverse Stock Split

If the Reverse Stock Split Proposal is approved by our stockholders, the Reverse Stock Split would become effective, if at all, when the Reverse Stock Split Charter amendment is filed with the office of the Secretary of State of the State of Delaware or at the effective time set forth in the Reverse Stock Split Charter amendment. However, notwithstanding approval of the Reverse Stock Split Proposal by our stockholders, the Board will have the sole authority to elect whether or not and when to amend our Charter to effect the Reverse Stock Split; provided, however, the implementation of such amendment shall be before December 31, 2024.

Effect on Registered “Book-Entry” Holders of Common Stock

Holders of Common Stock may hold some or all of their Common Stock electronically in book-entry form (“street name”) under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts. If you hold registered Class A Common Stock in book-entry form, you do not need to take any action to receive your post-split shares, if applicable.

Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Regulatory Approvals

The Reverse Stock Split will not be consummated, if at all, until after approval of our stockholders is obtained. We are not obligated to obtain any governmental approvals or comply with any state or federal regulations in order to effect the Reverse Stock Split other than the filing of the Reverse Stock Split Charter amendment with the Secretary of State of the State of Delaware.

Accounting Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, the par value per share of our each of our Class A Common Stock and Class B Common Stock will remain unchanged at $0.00001. Accordingly, on the effective date of the Reverse Stock Split, the stated capital on our consolidated balance sheets attributable to our Common Stock will be reduced in proportion to the size of the Reverse Stock Split ratio, and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. Per share net income or loss will be increased because there will be fewer shares of Class A Common Stock outstanding. Any Common Stock held in treasury will be reduced in proportion to the Reverse Stock Split ratio. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split applicable to U.S. holders (as defined below). This discussion does not purport to be a complete analysis of all potential tax consequences that may be relevant to a U.S. holder. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, United States Treasury Regulations promulgated thereunder (whether final, temporary or proposed) (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case as available and in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Reverse Stock Split. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the Reverse Stock Split.

This discussion is limited to U.S. holders that hold Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. holder’s particular circumstances, including the impact of the alternative minimum tax, the rules related to “qualified small business stock” within the meaning of Section 1202 of the Code or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. holders subject to special rules, including, without limitation:

•	Certain U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Common Stock under the constructive sale provisions of the Code;

•	persons required to accelerate the recognition of any item of gross income with respect Common Stock as a result of such income being recognized on an applicable financial statement;

•	beneficial owners of Company Stock that are not U.S. Holders; or

•	persons who hold or received Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and tax-qualified retirement plans.

For purposes of this discussion, “U.S. holder” is a beneficial owner of Company Stock that for U.S. federal income tax purposes is:

•	An individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•

A trust, the substantial decisions of which are controlled by one or more United States persons and which is subject to the primary supervision of a United States court, or a trust that has validly elected under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	An estate that is subject to U.S. federal income tax on its income regardless of source.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner and partnership levels. This discussion does not address the tax consequences to any such partner or partnership. Accordingly, partnerships holding Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF

COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The Reverse Stock Split generally should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Common Stock generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. holder’s aggregate U.S. federal income tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate U.S. federal income tax basis of the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. holder’s holding period in the shares Common Stock received should include the holding period in the shares of Common Stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the U.S. federal income tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Common Stock that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split should recognize dividend income, or capital gain or loss, depending on their particular facts and circumstances. To the extent the cash received in lieu of fractional shares is treated as giving rise to dividend income, U.S. holders who are individuals may be taxed at a reduced rate if certain conditions are met. To the extent that the cash received in lieu of fractional shares is treated as payment in exchange for such fractional shares, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the adjusted U.S. federal income tax basis deemed to be allocated to the fractional shares pursuant to the rules discussed above. Any such capital gain or loss should be treated as long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Common Stock surrendered is greater than one year as of the effective date of the Reverse Stock Split. Long-term capital gains of U.S. holders who are individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Holders of our Common Stock should consult their own advisors as to the proper treatment of any cash received in lieu of fractional shares.

Information Reporting and Backup Withholding

A U.S. holder of Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Stock Split. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. In general, backup withholding will not apply to cash paid in lieu of fractional shares to a U.S. holder if the U.S. holder provides a properly completed and duly executed IRS Form W-9. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders of Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER. ACCORDINGLY, EACH HOLDER IS ADVISED TO CONSULT THE HOLDER’S TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO THE SHAREHOLDER OF A REVERSE STOCK SPLIT.

Effect of Not Obtaining Required Vote for Approval of the Reverse Stock Split Proposal

If we are unable to obtain approval of the Reverse Stock Split Proposal, we may be unable to maintain the listing of our Class A Common Stock on the NYSE, which could adversely affect the liquidity and marketability of our common stock.

Required Vote

The Reverse Stock Split Proposal will be adopted if it is approved by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Common Stock entitled to vote thereon. Abstentions and broker non-votes, if any, will have the same effect as a vote AGAINST the Reverse Stock Split Proposal.

Recommendation of the Board

THE BOARD RECOMMENDS YOU VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

RISK FACTORS

In addition to the other information included in this Proxy Statement, you should read and carefully consider the following risks before deciding how to vote on the Proposals to be considered and voted upon at the Special Meeting. In addition, you should read and consider the risks associated with the businesses of the Company found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (as supplemented by our other reports subsequently filed with the SEC), particularly under the caption “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements” and “Additional Information—Where You Can Find More Information.”

Our Class B Stockholders have the most significant voting power in the Company and have interests in the transactions described herein that are different from, or in addition to, the interests of the other stockholders.

Shares of our Class B Common Stock have 10 votes per share, while shares of our Class A Common Stock have one vote per share. Henrik Fisker and Dr. Geeta Gupta-Fisker, Fisker’s co-founders, members of our Board and Chief Executive Officer and Chief Financial Officer, respectively, hold all of the issued and outstanding shares of our Class B Common Stock. Accordingly, Mr. Fisker and Dr. Gupta-Fisker hold approximately 60% of the voting power of Fisker’s capital stock on an outstanding basis and are able to control matters submitted to its stockholders for approval. So long as the Class B Stockholders retain their voting power, they will continue to have the ability to influence, directly or indirectly, and subject to applicable law, all matters affecting us, including:

•	any determination with respect to our business direction and policies, including the appointment and removal of officers and directors;

•	any determinations with respect to mergers, business combinations, disposition of assets and any future financing or restructuring transaction;

•	compensation and benefit programs and other human resources policy decisions;

•	the payment of dividends on Common Stock; and

•	determinations with respect to tax matters.

Since the interests of the Class B Stockholders may differ from ours or from those of the Company’s other stockholders, actions that the Class B Stockholders take with respect to us, as the Company’s controlling stockholders, may not be favorable to us or our other stockholders, including holders of Class A Common Stock.

The Board was aware of and considered these interests, among other matters, in evaluating the transactions described herein and (a) approved, adopted and ratified the consummation by the Company of the transactions and (b) recommended that the Company’s stockholders approve the Proposals at the Special Meeting.

Controlling stockholders may exert influence over our management and affairs and control over votes requiring stockholder approval.

Certain stockholders own a significant portion of our Common Stock. Therefore, these entities may be able to exert influence over our management and policies and may have significant voting influence on votes requiring stockholder approval. This concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of us, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of us and might ultimately affect the market price of our common stock.

The market price of shares of Class A Common Stock may decline in the future as a result of the sale of Class A Common Stock by the Investor or other holders of Class A Common Stock.

The Investor may receive a substantial number of shares of Class A Common Stock. The Investor may seek to sell their shares. Other stockholders may also seek to sell the shares of Class A Common Stock they hold.

Sales of substantial amounts of Class A Common Stock in the public market, or the perception that these sales could occur, coupled with the increase in the outstanding number of shares of Class A Common Stock relative to shares of Class A Common Stock outstanding as of the date of this Proxy Statement, could cause the market price of Class A Common Stock to decline.

The terms of the 2024 Notes restrict our current and future operations, particularly our ability to respond to changes or take certain actions, including some of which may affect execution of our strategic plan.

The 2024 Notes contain a number of restrictive covenants that impose operating restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest. These restrictions may affect our ability to execute on our business strategy, limit our ability to raise additional debt or equity financing to operate our business, including during economic or business downturns, and limit our ability to compete effectively or take advantage of new business opportunities.

The Company has incurred, and will continue to incur, significant costs in connection with the transactions described herein, which may be in excess of those anticipated by the Company.

The Company has incurred and will continue to incur substantial non-recurring costs and expenses in connection with the transactions described herein. These costs and expenses include, without limitation, expenses associated with its entry into the definitive documentation, costs and expenses of printing and mailing this Proxy Statement, and financial and legal advisory and other professional fees incurred related to the transactions. Furthermore, the cost to the Company of defending any potential litigation or other proceeding relating to the transactions could be substantial. These costs and expenses, as well as other unanticipated costs and expenses, could have an adverse effect on our financial condition and operating results.

Our obligations to the Investor pursuant to the 2024 Notes will be secured by a security interest in existing and future assets of the Company and certain of our subsidiaries, and if we default on those obligations, the Investor could foreclose on, liquidate and/or take possession of such assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.

The 2024 Notes will be senior secured indebtedness of the Company, rank senior to the Company’s other indebtedness, and be secured by substantially all of the assets and properties of the Company and its subsidiaries, subject to certain exceptions, including that any asset or property that is not collateral of the Company’s Senior Secured Convertible Notes due 2025 will not be required to be pledged as collateral for the 2024 Notes until the second funding of the 2024 Notes. As a result, if we default on our obligations under the 2024 Notes, the Investor could foreclose on their security interest and liquidate or take possession of some or all of the assets of the Company and of our subsidiaries that secure the 2024 Notes, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

The market price of shares of Class A Common Stock will continue to fluctuate.

The market price of shares of Class A Common Stock has fluctuated significantly in response to numerous factors and will continue to fluctuate, and holders of the Company’s Common Stock could lose some or all of the value of their investment.

The number of shares of Class A Common Stock that will be issued upon conversion of the 2024 Notes cannot be conclusively determined as of the date of this Proxy Statement. While the number of shares of Class A Common Stock that will be issued is uncertain, the issuance of shares upon conversion of the 2024 Notes in accordance with the terms thereof is expected to cause a significant dilution in the relative percentage interests of the Company’s stockholders and may lead to volatility in the price of shares of Class A Common Stock.

In addition, the stock market has experienced significant price and volume fluctuations in recent times, which, if they continue to occur, could have a significant adverse effect on the market for, or liquidity of, the shares of Class A Common Stock, regardless of the Company’s actual operating performance. Furthermore, the market price of shares of Class A Common Stock may fluctuate significantly in response to various factors, including, without limitation:

•	our ability to develop, manufacture and obtain required regulatory approvals for a car of sufficient quality and appeal to customers on schedule and on a large scale;

•	our reliance on our relationships with suppliers and service providers for the parts and components in our vehicles, as well as for the manufacture of our vehicles;

•	our ability to obtain commitments from one or more automotive suppliers or alternative arrangements with a number of component suppliers, and manufacturers;

•	our failure to successfully develop complex software and technology systems in coordination with vendors and suppliers in order to reach production for our electric vehicles;

•	our limited operating history and significant challenges we may face as a new entrant into the automotive industry;

•	our inability to timely procure the design, manufacture, regulatory approval, launch and financing of our vehicles;

•	our history of losses, and the expectation to incur significant expenses and continuing losses in the future;

•

our inability to estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue, and our inability to accurately predict our manufacturing requirements, we could incur additional costs or experience delays;

•	our inability to generate sufficient amount of capital; and

•	our failure to comply with motor vehicle standards and failure to satisfy such mandated safety standards.

We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses in the future.

We have incurred a net loss since our inception. We expect to incur losses in future periods as we, among other things, design, develop and manufacture our vehicles; build up inventories of parts and components for our vehicles; increase our sales and marketing activities; develop our distribution infrastructure; and increases our selling, general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in expected revenues, which would further increase our losses.

Our failure to meet the continued listing requirements of the NYSE could result in a delisting of our Class A Common Stock.

There can be no assurance that we will be able to maintain an active trading market for our common stock on the NYSE or any other exchange. On February 15, 2024, we were notified by the NYSE that we are not in compliance with Section 802.01C of the NYSE Listed Company Manual because the average closing price of our common stock was less than $1.00 over a consecutive 30-trading-day period. Under NYSE rules, we have a period of six months from receipt of the NYSE notification to cure the stock price deficiency and regain compliance with the NYSE’s continued listing standards. The notice has no immediate impact on the listing of our common stock, which will continue to be listed and traded on the NYSE during the period allowed to regain compliance, subject to our compliance with other listing standards. We informed the NYSE that we intend to cure the deficiency and to return to compliance with the NYSE continued listing requirements. If an active market for our common stock is not maintained, or if we fail to satisfy the continued listing standards of the

NYSE for any reason and our common stock is delisted, it may be difficult for our stockholders to sell their common stock without depressing the market price for our common stock, or at all. Further, an inactive trading market may also impair our ability to raise capital by selling our securities or to attract and motivate employees through equity incentive awards.

In particular, in the event of an abnormally low share price of our Class A Common Stock, we would be subject to immediate suspension and delisting procedures under the NYSE’s rules without any opportunity to cure. A delisting of our Common Stock could negatively impact us by, among other things, the following:

•	triggering a requirement to offer to repurchase our 2026 Notes;

•	causing our shares to be transferred to a more limited market than the NYSE, which could affect the market price, trading volume, liquidity and resale price of such shares;

•	reducing the number of investors, including institutional investors, willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity;

•	decreasing the amount of news and analyst coverage relating to us;

•	limiting our ability to issue additional securities, obtain additional financing or pursue strategic restructuring, refinancing or other transactions; and

•	impacting our reputation and, as a consequence, our business.

If the Class A Common Stock becomes subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the NYSE, and if the price of the Class A Common Stock is less than $5.00, the Class A Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Class A Common Stock, and therefore our stockholders may have difficulty selling their shares.

The Reverse Stock Split May Not Increase the Price of our Class A Common Stock over the Long-Term.

As noted above, the principal purpose of the Reverse Stock Split is to increase the trading price of our Class A Common Stock to meet the minimum stock price standards of the NYSE. However, the effect of the Reverse Stock Split on the market price of our Class A Common Stock cannot be predicted with any certainty, and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Class A Common Stock will proportionally increase the market price of our Class A Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of our Class A Common Stock by a multiple of the Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Class A Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including our business and financial performance, general market conditions, and prospects for future success.

The Reverse Stock Split May Decrease the Liquidity of our Class A Common Stock.

The Board believes that the Reverse Stock Split may result in an increase in the market price of our Class A Common Stock, which could lead to increased interest in our Class A Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Class A Common Stock, which may lead to reduced trading and a smaller number of market makers for our Class A Common Stock, particularly if the price per share of our Class A Common Stock does not increase as a result of the Reverse Stock Split.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell.

If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Class A Common Stock. A purchase or sale of less than 100 shares of Class A Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of Class A Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Class A Common Stock.

The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization.

The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Class A Common Stock does not increase in proportion to the Reverse Stock Split ratio, then the value of our Company, as measured by our market capitalization, may be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Class A Common Stock outstanding following the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2024 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our Class A Common Stock or Class B Common Stock;

•	each of our directors;

•	each of our named executive officers for the year ended December 31, 2023; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our Common Stock subject to stock options or warrants that are currently exercisable or exercisable, and restricted stock units that vest, within 60 days of March 15, 2024 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock is based on 645,534,010 shares of our Class A Common Stock and 132,354,128 shares of our Class B Common Stock outstanding on March 15, 2024. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Fisker Inc., 1888 Rosecrans Avenue, Manhattan Beach, California 90266.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	Outstanding % of Class	Shares	Outstanding % of Class	RSUs, Options or Warrants Underlying Class A Common Stock Exercisable within 60 days Shares	Aggregate Number of Shares Beneficially Owned Outstanding % of Class	Total Voting%†	Total Outstanding%
5% Stockholders
Magna International Inc. (1)					19,474,454	19,474,454	1.0%	2.4%
Named Executive Officers and Directors
Henrik Fisker (2)	843,843	*	66,177,064	50.0%	14,831,995	81,852,902	34.1%	10.3%
Dr. Geeta Gupta- Fisker (2)	843,843	*	66,177,064	50.0%	14,831,995	81,852,902	34.1%	10.3%
Wendy J. Greuel (3)	95,227	*			21,296	116,523	*	*
Mark E. Hickson (4)	136,332	*			20,731	157,063	*	*
William R. McDermott (5)	102,791	*			20,165	122,956	*	*
Roderick K. Randall (6)	2,251,681	*			244,727	2,496,408	*	*
Nadine I. Watt (7)	453,970	*			21,296	475,266	*	*
Mitchell S. Zuklie (8)	153,604	*			8,561	162,165	*	*
Dr. Burkhard Huhnke (9)	25,493	*			336,132	361,625	*	*
John C. Finnucan IV (10)	27,754	*			32,593	60,347	*	*
All executive officers and directors as a group (10 persons).	4,037,448	*	132,354,128	100.0%	15,168,811	151,560,387	67.7%	19.1%

*	Less than one percent.
†

Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. Each share of Class B Common Stock is entitled to ten votes per share and each share of Class A Common Stock is entitled to one vote per share.

(1)

Consists of warrants to purchase 19,474,454 shares of Class A Common Stock. As of March 15, 2024, this security holder had not exercised the warrants to purchase the shares. The business address for this security holder is 337 Magna Drive, Aurora, Ontario, L4G 7K1, Canada.

(2)

Consists of (i) 66,177,064 shares of Class B Common Stock, (ii) 629,218 shares of Class A Common Stock held by the Mayfair Trust, (iii) 214,625 shares of Class A Common Stock held by the Fisker Foundation, and (iv) 14,831,955 shares of Class A Common Stock issuable upon the exercise of stock options held by the Mayfair Trust that are exercisable within 60 days of March 15, 2024. Mr. Fisker and Dr. Gupta- Fisker share voting and dispositive power with respect to the shares held by the Mayfair Trust and the Fisker Foundation and may be deemed to beneficially own the shares of Class A Common Stock held by the Mayfair Trust and the Fisker Foundation.

(3)

Consists of (i) 1,355 shares of Class A Common Stock held by the Greuel-Schramm Living Trust, of which Ms. Greuel is co-trustee, (ii) 93,872 shares of Class A Common Stock held by Ms. Greuel and (iii) 21,296 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable, and restricted stock units that vest, within 60 days after March 15, 2024.

(4)

Consists of (i) 136,332 shares of Class A Common Stock and (ii) 20,731 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable, and restricted stock units that vest, within 60 days after March 15, 2024.

(5)

Consists of (i) 102,791 shares of Class A Common Stock and (ii) 20,165 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable, and restricted stock units that vest, within 60 days after March 15, 2024.

(6)

Consists of (i) 2,251,681 shares of Class A Common Stock and (ii) 244,727 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable, and restricted stock units that vest, within 60 days after March 15, 2024.

(7)

Consists of (i) 366,690 shares of Class A Common Stock held by the Nadine Watt Jameson Family Trust, of which Ms. Watt is the trustee, (ii) 87,280 shares of Class A Common Stock held by Ms. Watt and (iii) 21,296 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable, and restricted stock units that vest, within 60 days after March 15, 2024. Ms. Watt is the sole trustee of the Nadine Watt Jameson Family Trust and holds sole voting and dispositive power with respect to the shares held of record by Nadine Watt Jameson Family Trust.
(8)	Consists of (i) 153,604 shares of Class A Common Stock and (ii) 8,561 shares of Class A Common Stock issuable upon restricted stock units that vest within 60 days after March 15, 2024.
(9)

Consists of (i) 25,493 shares of Class A Common Stock and (ii) 336,132 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days after March 15, 2024. Dr. Huhnke ceased being an officer of the company effective October 31, 2023.

(10)

Consists of (i) 27,754 shares of Class A Common Stock and (ii) 32,593 shares Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days after March 15, 2024. Mr. Finnucan ceased being an officer of the company effective October 27, 2023.

ADDITIONAL INFORMATION

Annual Meeting Advance Notice Requirements and Stockholder Proposals

The Bylaws establish an advance notice procedure for stockholders wishing to directly nominate a director candidate or to present business to be conducted at the Company’s 2024 annual meeting of stockholders (“2024 Annual Meeting”). Among other things, in order for a stockholder to nominate a director candidate or to present a proposal at the 2024 Annual Meeting, the stockholder must have delivered written notice of the nomination or proposal to the Company, or such notice must have been mailed and received by the Company, no earlier than February 7, 2024, and no later than March 8, 2024, and the written notice must have complied with the requirements set forth in the Bylaws. However, if the date of the 2024 Annual Meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the Company’s 2023 annual meeting of stockholders, then notice must be delivered or mailed and received no earlier than the 120th day prior to the 2024 Annual Meeting and no later than the 90th day prior to the 2024 Annual Meeting, or if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made. For the nomination of a director candidate, the notice must contain prescribed information about the candidate and about the stockholder proposing the candidate, in accordance with the requirements set forth in the Bylaws.

In addition to satisfying the requirements of the Bylaws, including the notice deadlines set forth above and therein, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

The Nominating and Corporate Governance Committee and the Board will consider director nominees properly recommended by stockholders and will evaluate each nominee based on the selection criteria listed in the Company’s corporate governance guidelines.

Stockholder Proposals under Rule 14a-8

Stockholders wishing to include a proposal in the proxy statement for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must have timely delivered such proposal in writing to the Company by no later than December 29, 2023. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act.

Other Matters

According to our Bylaws, no business may be transacted at the Special Meeting other than the business specified in the notice of the Special Meeting.

Where You Can Find More Information

The Company files annual, quarterly, current reports and other information with the SEC. You may read and copy any document that the Company files with the SEC at the SEC’s website at www.sec.gov and on our website at investors.fiskerinc.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not a part of, or incorporated by reference in, this Proxy Statement. We are responsible for the information in this Proxy Statement and we have not authorized anyone else to provide you with information that is different or additional to the information provided in this Proxy Statement. You should not assume that the information in this Proxy Statement is accurate as of any date other than the mailing date of this Proxy Statement.

ANNEX A

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FISKER INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

[●], 2024

FISKER INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is Fisker Inc.

2.

The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 13, 2017 under the name “Nike Energy Acquisition Corp.” The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on October 29, 2020, as amended by that certain Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, filed on September 22, 2023 and that certain Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, filed on March 7, 2024 (collectively, the “Second Amended and Restated Certificate of Incorporation”).

3.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

4.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

5.	The text of Article IV, Section 1.1 of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as follows:

The total number of shares of all classes of stock that the Corporation has authority to issue is 4,165,000,000 shares, consisting of three classes: 4,000,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), 150,000,000 shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and 15,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this [●] day of [●], 2024.

FISKER INC.

By:
Name:	Henrik Fisker
Title:	Chairman of the Board, President and Chief Executive Officer

A-1

ANNEX B

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FISKER INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

[●], 2024

FISKER INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is Fisker Inc.

2.

The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 13, 2017 under the name “Nike Energy Acquisition Corp.” The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on October 29, 2020, as amended by that certain Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, filed on September 22, 2023 and that certain Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, filed on March 7, 2024 (collectively, the “Second Amended and Restated Certificate of Incorporation”).

3.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

4.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

5.	The text of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new paragraph at the end of such article:

“Section 4. Reverse Stock Split. Effective at [ ] p.m., Eastern Time, on [ ], 2024 (the “2024 Split Effective Time”), every ([ ]) share of Class A Common Stock and Class B Common Stock, respectively, issued and outstanding or held by the Corporation as treasury shares as of the 2024 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock or Class B Common Stock, as applicable, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests as described below (the “2024 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our Class A Common Stock on the NYSE on the date on which the Effective Time occurs. As of the 2024 Split Effective Time and thereafter, a certificate(s) representing shares of Class A Common Stock and Class B Common Stock, respectively, prior to the 2024 Reverse Split is deemed to represent the number of post-2024 Reverse Split shares into which the pre-2024 Reverse Split shares were reclassified and combined. The 2024 Reverse Split shall also

B-1

apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Class A Common Stock of the Corporation and all references to such Class A Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Class A Common Stock shall be deemed to be references to the Class A Common Stock or options or rights to purchase or acquire shares of Class A Common Stock, as the case may be, after giving effect to the 2024 Reverse Split.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this [●] day of [●], 2024.

FISKER INC.

By:
Name:	Henrik Fisker
Title:	Chairman of the Board, President and Chief Executive Officer

B-2

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION SCAN TO VIEW MATERIALS & VOTE w FISKER INC. 1888 ROSECRANS AVENUE VOTE BY INTERNET MANHATTAN BEACH, CA 90266 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/FSR2024SM2 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V42078-S86155 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FISKER INC. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 1. To approve, for purposes of the rules of the New York Stock Exchange, the potential issuance of more than 19.99% of the Company’s outstanding ! ! ! shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), upon conversion of the 2024 Notes. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To adopt an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) to increase the total number ! ! ! of shares of Class A Common Stock that the Company will have authority to issue from 2,000,000,000 shares to 4,000,000,000 shares. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 3. To adopt an amendment to our Charter to, at the discretion of our Board of Directors (the “Board”), effect a reverse stock split with respect to our issued and outstanding Class A Common Stock and Class B common stock, par value $0.00001 per share (“Class B Common Stock”, and together ! ! ! with the Class A Common Stock, the “Common Stock”), and any Common Stock held by the Company as treasury shares, at any time prior to December 31, 2024, at a ratio of 1-for-10 to 1-for-50 (the “Range”), with the ratio within such Range to be determined at the discretion of the Board without further approval or authorization of our stockholders and included in a public announcement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V42079-S86155 FISKER INC. Special Meeting of Stockholders April 24, 2024 8:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Henrik Fisker, Dr. Geeta Gupta-Fisker and Corey MacGillivray, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this Proxy Card, all of the shares of voting stock of Fisker Inc. that the stockholder(s) is/are entitled to vote at the Fisker Inc. Virtual Special Meeting to be held exclusively online via live webcast at www.virtualshareholdermeeting.com/FSR2024SM2 on April 24, 2024 at 8:00 a.m., Pacific Time, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side